Exhibit 10.39(a-2)

SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

This SECOND AMENDMENT TO AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Amendment”) is entered into as of April 19, 2004, by and among ADVANCED MICRO DEVICES, INC., a Delaware corporation (“Parent”), AMD INTERNATIONAL SALES & SERVICE, LTD., a Delaware corporation (“AMDISS”) (Parent and AMDISS, individually and collectively, the “Borrower”), the several financial institutions party hereto as Lenders (each a “Lender” and, collectively, the “Lenders”), BANK OF AMERICA, N.A., as administrative agent for the Lenders (in such capacity, the “Agent”) and as a Lender, CONGRESS FINANCIAL CORPORATION (SOUTHWEST), as syndication agent for the Lenders (in its capacity as such, the “Syndication Agent”) and as a Lender, THE CIT GROUP/BUSINESS CREDIT, INC., as documentation agent for the Lenders (in its capacity as such, the “Documentation Agent”) and as a Lender, and WELLS FARGO FOOTHILL, LLC, as collateral agent for the Lenders (in its capacity as such, the “Collateral Agent”) and as a Lender.

WHEREAS, the Borrower, certain of the Lenders and the Agent entered into that certain Amended and Restated Loan and Security Agreement, dated as of July 7, 2003, as amended by that certain First Amendment to Amended and Restated Loan and Security Agreement, dated as of October 3, 2003 (as amended and as may be further amended from time to time, the “Loan Agreement”); and

WHEREAS, the Borrower has requested that certain additional German subsidiaries be added to the definition of “German Subsidiary” under the Loan Agreement, and Majority Lenders have agreed to such request, subject to the terms and conditions of this Amendment.

NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions; References; Interpretation.

(a) Unless otherwise specifically defined herein, each capitalized term used herein (including in the Recitals hereof) which is defined in the Loan Agreement shall have the meaning assigned to such term in the Loan Agreement.

(b) Each reference to “this Amendment,” “hereof,” “hereunder,” “herein” and “hereby” and each other similar reference contained in the Loan Agreement, and each reference to “the Loan Agreement” and each other similar reference in the other Loan Documents, shall from and after the Effective Date (defined below) refer to the Loan Agreement as amended hereby.

(c) The rules of interpretation set forth in Section 1.3 of the Loan Agreement shall be applicable to this Amendment.

2. Amendments to Loan Agreement. Subject to the terms and conditions hereof, the Loan Agreement is amended as follows, effective as of the Effective Date:

(a) Section 1.1 of the Loan Agreement is hereby amended as follows:

(i) The defined term “Borrowing Base” is hereby amended and restated in its entirety as follows:

“Borrowing Base” means, at any time, an amount equal to (a) the lesser of (i) the Maximum Revolver Amount or (ii) the sum of (A) eighty-five percent (85%) of the Net Amount of Eligible Accounts of the Parent and AMDISS payable by original equipment manufacturers plus (B) fifty percent (50%) of the Net Amount of Eligible Accounts of the Parent and AMDISS payable by distributors (such Accounts, the “Distributor Accounts”) plus (C) the lesser of (1) $25,000,000 and (2) fifty percent (50%) of the Net Amount of Eligible Other Foreign Accounts of AMDISS; provided, however, that if at any time either (i) the average daily cash balance of Net Domestic Cash during any 30 day period or (ii) Net Domestic Cash as of the last day of any month is less than $175,000,000 (a “Reduction Event”) then the Dollar and percentage amounts set forth above in this clause (C) shall be promptly reduced to zero (if after a Reduction Event, either (i) the average daily cash balance of Net Domestic Cash during any 30 day period or (ii) Net Domestic Cash as of the last day of any month is greater than $175,000,000 as reported on 2 consecutive Weekly Domestic Cash Reports then the Dollar and percentage amounts shall be restored to the amounts first set forth above in this clause (C)) plus (D) ninety percent (90%) of Domestic Cash; minus (b) the sum of (i) reserves for accrued interest on the Obligations, (ii) the Bank Product Reserve, if any, and (iii) the Dilution Reserves and other reserves which the Agent deems necessary in the exercise of its reasonable commercial discretion to maintain with respect to the Borrower’s account, including reserves for any amounts which the Agent or any Lender may be obligated to pay in the future for the account of the Borrower.

(ii) The defined term “Dresden Agreements” is hereby amended and restated in its entirety as follows:

“Dresden Agreements” means (i) that certain Syndicated Loan Agreement, dated as of March 11, 1997, among AMD Saxony Manufacturing GmbH, as Borrower, Dresdner Bank Luxembourg S.A., as Agent and Paying Agent, Dresdner Bank AG, as Security Agent, and the lenders party thereto, as amended on February 6, 1998, June 29, 1999, February 20, 2001, June 3, 2002, and December 20, 2002 (as so amended, and as further amended from time to time, the “Dresden Loan Agreement”) and (ii) each of the other “Operative Documents” (as defined in the Sponsors’ Support Agreement (as defined in the Dresden Loan Agreement), as amended on February 6, 1998, June 29, 1999, February 20, 2001, June 3, 2002 and December 20, 2002 and as further amended from time to time, to the extent executed and delivered pursuant to or in connection with the Sponsors’ Support Agreement or the Dresden Loan Agreement.

(iii) The defined term “German Subsidiary” is hereby amended and restated in its entirety as follows:

“German Subsidiary” means, collectively, the Old German Subsidiaries and the New German Subsidiaries.

(iv) The defined term “Revolving Intercompany Loan” is hereby amended and restated in its entirety as follows:

“Revolving Intercompany Loan” has the meaning specified in clause (h)(ii) of the definition of Restricted Investment.

(v) The following defined terms are hereby added in the appropriate alphabetic order:

“Fab 36 Facility Agreement” means that certain Facility Agreement to be entered into on or about April 21, 2004, among AMD Fab 36 Limited Liability Company & Co. KG, as borrower, Dresdner Bank Luxembourg S.A., as Facility Agent and Dresdner Bank AG, as Security Agent, and the lenders party thereto, as amended, supplemented, restated or otherwise modified from time to time.

“Fab 36 Agreements” means (i) the Fab 36 Facility Agreement and (ii) each of the other “Transaction Documents” (as defined in the Fab 36 Facility Agreement), in each case as amended, supplemented, restated or otherwise modified from time to time, to the extent executed and delivered pursuant to or in connection with the Fab 36 Facility Agreement.

“Old German Subsidiaries” means AMD Saxony Manufacturing GmbH, a German corporation (or following its conversion to a limited partnership, AMD Saxony LLC & Co. KG), and AMD Saxony Holding GmbH, AMD Saxony Admin GmbH and AMD Saxony LLC, which entities were formed for the purpose of holding collectively, directly or indirectly, 100% of the equity (whether capital stock or, following the conversion to a limited partnership, partnership interests) in AMD Saxony Manufacturing GmbH.

“New German Subsidiaries” means AMD Fab 36 Limited Liability Company & Co. KG, a German limited partnership, and AMD Fab 36 Holding GmbH, AMD Fab 36 Admin GmbH, and AMD Fab 36 LLC, which entities were formed for the purpose of holding collectively, directly or indirectly, a majority of the equity of AMD Fab 36 Limited Liability Company & Co. KG.

“New Revolving Intercompany Loans” has the meaning specified in clause (h)(iv) of the definition of Restricted Investment.

(vi) Clause (h) of the defined term “Restricted Investment” is hereby amended and restated in its entirety as follows:

(h) (i) Investments (excluding Investments consisting of the Revolving Intercompany Loan described in clause (h)(ii)) in the Old German Subsidiaries which were (x) in effect as of the Closing Date, and (y) have an aggregate outstanding balance not greater than 300,000,000 Euros, and (ii) Investments in the Old German Subsidiaries consisting of a revolving intercompany loan made by the Parent or wholly-owned Subsidiary thereof, as lender, to the Old German Subsidiaries, as borrower, in an aggregate principal amount not to exceed $750,000,000 at any time outstanding, which loan shall be evidenced by documentation in form and substance reasonably satisfactory to the Agent and the Majority Lenders and the proceeds of which shall be used by the Old German Subsidiaries for general corporate purposes, including, without limitation, working capital, cash expenses and other cash requirements and Project Costs (as defined in the Dresden Agreements) (such revolving intercompany loan, the “Revolving Intercompany Loan”), (iii) Investments (excluding Investments consisting of the New Revolving Intercompany Loan described in clause (h)(iv)) in the New German Subsidiaries pursuant to the AMD Fab 36 Agreements in an aggregate amount not greater than 1,000,000,000 Euros, (iv) Investments in the New German Subsidiaries consisting of a revolving intercompany loan made by the Parent or wholly-owned Subsidiary thereof, as lender, to the New German Subsidiaries, as borrower, in an aggregate principal amount not to exceed 750,000,000 Euros at any time outstanding, which loan shall be evidenced by documentation in form and substance reasonably satisfactory to the Agent and Majority Lenders and the proceeds of which shall be used by the New German Subsidiaries for general corporate purposes, including, without limitation, working capital, cash expenses and other cash requirements, capital expenditures and costs related to the Project (as defined in the Fab 36 Agreements) (such revolving intercompany loan, the “New Revolving Intercompany Loan”), and (v) Investments in the New German subsidiaries to the extent required to avoid adverse tax consequences pursuant to the “thin-capitalization rules” adopted under applicable German laws;

(b) Subsection 6.1(a)(ii) is hereby amended and restated in its entirety as follows:

(ii) any Accounts payable to the Parent by any German Subsidiary (such Accounts, the “German Subsidiary Accounts”) or any General Intangibles or chattel paper, documents or instruments evidencing any rights to payment or other obligations of any German Subsidiary to the Parent, including the Dresden Agreements or the Fab 36 Agreements, and any proceeds thereof;

(c) Subsection 6.1 is hereby amended by inserting a new clause (c) as follows:

(c) Notwithstanding the foregoing provisions of this Section 6.1, the grant of a security interest pursuant to this Section 6.1 shall not extend to, and the term “Collateral” shall not include, any capital stock, partnership interest, membership interest or other equity interest in any German Subsidiary.

(d) Section 6.7 of the Loan Agreement is hereby amended and restated in its entirety as follows:

6.7 Collateral Reporting. The Borrower shall provide the Agent with the following documents at the following times in form satisfactory to the Agent: (a) on a monthly basis (within twenty-five (25) days after the end of each month), at any time prior to the first date, if any, on which either (i) the Loan to Availability Ratio is equal to or greater than 40% for five (5) consecutive Business Days or (ii) Availability as of the close of Agent’s business is less than $50,000,000 (either of such dates, a “Trigger Date”), and on a weekly basis (within three (3) Business Days after the end of each week), thereafter, a schedule of the Borrower’s Accounts created since the last such schedule, which schedule shall also identify any collections, credits and other adjustments in respect of the Borrower’s Accounts since the last such schedule, and a Borrowing Base Certificate; provided, however, that if after any Trigger Date the Loan to Availability Ratio is less than 40% for 120 consecutive days (such 120th day, a “Shut-Off Date”) then, from and after such Shut-Off Date, the Agent and the Lenders agree that the Borrower shall only be required to deliver each such schedule of Borrower’s Accounts and each such Borrowing Base Certificate on a monthly basis until the next Trigger Date, if any, and on a weekly basis thereafter until the next Shut-Off Date, if any (the parties agree that the immediately preceding proviso shall govern the required frequency of the Borrower’s delivery of schedules of Borrower’s Accounts and Borrowing Base Certificates pursuant to this Section 6.7 in respect of each subsequent Trigger Date and Shut-Off Date occurring thereafter); and provided, further, however, that during each period commencing on the date that the outstanding balance of Revolving Loans is $0, and no Default or Event of Default then exists, Agent and the Lenders agree that the Borrower shall not be required to deliver any such schedule of Borrower’s Accounts or such Borrowing Base Certificate until the next date on which either a Default or Event of Default has occurred or Borrower makes a request for a Revolving Loan; (b) on a monthly basis, (i) within seven (7) Business Days after the end of each month, an aging of the Borrower’s Accounts, together with a reconciliation to the previous month’s or week’s, as the case may be, aging of the Borrower’s Accounts and to the Borrower’s general ledger; (ii) within ten (10) Business Days after the end of each month, an aging of the Borrower’s accounts payable; and (iii) within ten (10) Business Days after the end of each month, Inventory reports by category, with additional detail showing additions to and deletions from the Inventory; provided, however, that during each period commencing on the date that the outstanding balance of Revolving Loans is $0, and no Default or Event of Default then exists, Agent and the Lenders agree that the Borrower shall not be required to deliver any such agings of the Borrower’s Accounts and accounts payable or such Inventory reports until the next date on which either a Default or Event of Default has occurred or Borrower makes a request for a Revolving Loan; (c) on a weekly basis, on Tuesday of each week, a calculation of the average daily cash balance of Net Domestic Cash for the prior week substantially in the form of Exhibit 6.7 (b)(iv) attached hereto (the “Weekly Domestic Cash Report”); (d) upon request, copies of invoices in connection with the Accounts, customer statements, credit memos, remittance advices and reports, deposit slips, shipping and delivery documents in connection with the Borrower’s Accounts and for Inventory and Equipment acquired by the Borrower, purchase orders and invoices; (e) upon request, a statement of the balance of each of the Intercompany Accounts; (f) such other reports as to the Collateral as the Agent shall reasonably request from time to time; and (g) with the delivery of each of the foregoing, a certificate of the Borrower executed by an officer thereof certifying as to the accuracy and completeness of the foregoing. If any of the Borrower’s records or reports of the Collateral are prepared by an accounting service or other agent, the Borrower hereby authorizes such service or agent to deliver such records, reports, and related documents to the Agent, for distribution to the Lenders.

(e) Subsection 9.11(v) of the Loan Agreement is hereby amended as follows:

(v) (x) Guaranties by the Parent of the obligations of the Old German Subsidiaries under the Dresden Agreements (and payment of such Guaranties) in an amount not to exceed 306,775,130 Euros in the aggregate, and (y) Guaranties by the Parent of the obligations of the New German Subsidiaries (and payment of such Guaranties) (i) with respect to the Guaranty Agreement dated on or about April 21, 2004 among the Parent, as guarantor, AMD Fab 36 Limited Liability Company & Co. KG, as borrower, Dresdner Bank Luxembourg S.A., as Facility Agent and Dresdner Bank AG, as Security Agent, and (ii) with respect to the other Fab 36 Agreements, in an amount not to exceed 1,000,000,000 Euros in the aggregate;

(f) Subsection 9.14 of the Loan Agreement is hereby amended as follows:

Except as set forth below, neither the Borrower nor any of its Restricted Subsidiaries shall sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate, or lend or advance money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or indebtedness, or any property, of any Affiliate, or become liable on any Guaranty of the indebtedness, dividends, or other obligations of any Affiliate. Notwithstanding the foregoing provisions of this Section 9.14, the Borrower and its Restricted Subsidiaries may (i) (x) execute, deliver and perform its obligations under, and consummate the transactions contemplated by, the Dresden Agreements, including without limitation the Revolving Intercompany Loans permitted hereunder, and (y) execute, deliver and perform its obligations under, and consummate the transactions contemplated by, the Fab 36 Agreements, including without limitation the New Revolving Intercompany Loans permitted hereunder, (ii) execute, deliver and perform its obligations under, and consummate the transactions contemplated by, the Mask House Agreements, (iii) execute, deliver and perform its obligations under, and consummate the transactions contemplated by, the FASL (Delaware) Organizational Documents, (iv) engage in other transactions with Affiliates, including the Permitted Affiliate Investments, provided that the terms of any such transactions described in this subsection (iv) shall be materially no less favorable to the Borrower and its Restricted Subsidiaries than would be obtained in a comparable arms’ length transaction with a third party who is not an Affiliate. The Borrower shall fully disclose to the Agent and the Lenders the amounts and terms of any such Affiliate transaction involving consideration in excess of $5,000,000. The parties acknowledge that the Borrower and its Restricted Subsidiaries from time to time engage in transfers among each other of inventory and equipment on an arms-length basis in the ordinary course of business, and no further disclosure is required under this Section 9.14 in that regard. Without limiting the operation of the foregoing provisions of this Section 9.14, the parties further acknowledge that (a) (x) pursuant to the Dresden Agreements (copies of which have been provided to the Agent), the Borrower engages and will engage in transactions with the Old German Subsidiaries, including support in the form of loans and guarantees, the purchase of wafers and research, design and development services (and the license of certain intellectual property rights to the Old German Subsidiaries in connection therewith), the provision of management services to the Old German Subsidiaries, and foreign exchange swap transactions, (y) pursuant to the Fab 36 Agreements (copies of which have been provided to the Agent), the Borrower engages and will engage in transactions with the New German Subsidiaries, including support in the form of capital commitments, loans and guarantees, the purchase of wafers (and the license of certain intellectual property rights to the New German Subsidiaries in connection therewith), the provision of management services to the New German Subsidiaries, and foreign exchange or interest swap transactions or other hedge transactions, (b) pursuant to the Sales and Purchase Agreement of FASL (Japan) Products among the Parent, Fujitsu Limited and FASL (Japan) dated as of September 8, 1995, as amended, and related agreements (the “FASL (Japan) Agreement”) (copies of which have been provided to the Agent), the Borrower engages and will engage in transactions with FASL (Japan) for the purchase of wafers and the joint development of technology, and certain joint licenses and cross licenses and other agreements in connection therewith, and (c) pursuant to the FASL (Delaware) Organizational Documents, the Borrower engages and will engage in transactions with FASL (Delaware), and, in the case of clauses (a) and (b) above, no further disclosure is required under this Section 9.14 in that regard, and in the case of clause (c), no further disclosure is required under this Section 9.14 in that regard provided that an Enhanced Covenant Period does not exist.

3. Representations and Warranties. The Borrower hereby represents and warrants to the Agent and the Lenders as follows:

(a) No Default or Event of Default has occurred and is continuing (or would result from the amendment of the Loan Agreement contemplated hereby).

(b) The execution, delivery and performance by the Borrower of this Amendment and the Loan Agreement (as amended by this Amendment) have been duly authorized by all necessary corporate and other action and do not and will not require any registration with, consent or approval of, or notice to or action by, any Person (including any Governmental Authority) in order to be effective and enforceable.

(c) This Amendment and the Loan Agreement (as amended by this Amendment) constitute the legal, valid and binding obligations of the Borrower, enforceable against it in accordance with their respective terms.

(d) All representations and warranties of the Borrower contained in the Loan Agreement are true and correct in all material respects as of the date hereof (except to the extent such representations and warranties expressly refer to an earlier date, in which case they shall be true and correct as of such earlier date).

(e) The Borrower is entering into this Amendment on the basis of its own investigation and for its own reasons, without reliance upon the Agent and the Lenders or any other Person.

(f) The Borrower’s obligations under the Loan Agreement and under the other Loan Documents are not subject to any defense, counterclaim, set-off, right of recoupment, abatement or other claim.

4. Conditions of Effectiveness.

(a) This Amendment shall be effective as of the date hereof (the “Effective Date”); provided, that, the Agent shall have received (i) from the Borrower and each Lender, a duly executed original (or, if elected by the Agent, an executed facsimile copy) of this Amendment and (ii) from the Borrower, payment of all reasonable Attorney Costs of the Agent to the extent invoiced on or prior to April     , 2004 (including any previously invoiced and outstanding Attorney Costs that relate to services previously provided).

(b) From and after the Effective Date, the Loan Agreement is amended as set forth herein. Except as expressly amended pursuant hereto, the Loan Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed in all respects. Without limiting the generality of the foregoing, the Borrower hereby ratifies and affirms that the Liens granted to the Agent for the benefit of the Lenders under the Loan Agreement constitute valid and perfected first priority Liens on the Collateral (subject only to Permitted Liens) and secure the Obligations.

(c) The Agent will notify the Borrower and the Lenders of the occurrence of the Effective Date.

5. Acknowledgement of Priority of Bank’s Lien. The Agent, the Lenders and the Borrower agree and acknowledge that (i) the Bank’s Liens on cash collateral and cash equivalents permitted under clause (l) of the definition of “Permitted Liens” shall be senior to the Agent’s Liens on such cash collateral and cash equivalents and (ii) such Lien priority of the Bank’s Liens on cash collateral and cash equivalents permitted under clause (l) of the definition of “Permitted Liens” shall not constitute a Default or an Event of Default under the Loan Agreement or any other Loan Document to the extent that the Loan Agreement or any other Loan Document requires that the Agent’s Liens on the Collateral be of first priority, and, accordingly, any relevant representations, warranties, covenants or conditions shall be deemed amended to exempt the cash collateral and cash equivalents that is subject to the Bank’s Liens permitted under clause (l) of the definition of “Permitted Liens” from the general requirement that the Agent’s Liens on the Collateral be of first priority.

6. Miscellaneous.

(a) The Borrower acknowledges and agrees that the execution and delivery by the Agent and the Lenders of this Amendment shall not be deemed to create a course of dealing or an obligation to execute similar waivers or amendments under the same or similar circumstances in the future.

(b) This Amendment shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective successors and assigns.

(c) This Amendment shall be governed by and construed in accordance with the law of the State of California; provided, that, the Agent and the Lenders shall retain all rights arising under Federal law.

(d) This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. Each of the parties hereto understands and agrees that this document (and any other document required herein) may be delivered by any party thereto either in the form of an executed original or an executed original sent by facsimile transmission to be followed promptly by mailing of a hard copy original, and that receipt by the Agent of a facsimile transmitted document purportedly bearing the signature of a Lender or the Borrower shall bind such Lender or the Borrower, respectively, with the same force and effect as the delivery of a hard copy original. Any failure by the Agent to receive the hard copy executed original of such document shall not diminish the binding effect of receipt of the facsimile transmitted executed original of such document of the party whose hard copy page was not received by the Agent.

(e) This Amendment contains the entire and exclusive agreement of the parties hereto with reference to the matters discussed herein. This Amendment supersedes all prior drafts and communications with respect hereto. This Amendment may not be amended except in accordance with the provisions of Section 13.2 of the Loan Agreement.

(f) If any term or provision of this Amendment shall be deemed prohibited by or invalid under any applicable law, such provision shall be invalidated without affecting the remaining provisions of this Amendment, the Loan Agreement or the Loan Documents.

(g) The Borrower agrees to pay or reimburse Bank of America, N.A. (including in its capacity as Agent), upon demand, for all reasonable costs and expenses (including reasonable Attorney Costs) incurred by Bank of America, N.A. (including in its capacity as Agent) in connection with the development, preparation, negotiation, execution and delivery of this Amendment.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered in San Francisco, California, by their proper and duly authorized officers as of the day and year first above written.

ADVANCED MICRO DEVICES, INC., a Delaware corporation

By:	/s/ Robert J. Rivet
Name:	Robert J. Rivet
Title:	Senior Vice President, Chief Financial Officer

AMD INTERNATIONAL SALES & SERVICE, LTD., a Delaware corporation

By:	/s/ Hollis O’Brien
Name:	Hollis O’Brien
Title:	Secretary

Commitment: $34,000,000 Pro Rata Share: 27.2%	BANK OF AMERICA, N.A., as Agent and as a Lender

	By:	/s/ John MacNamara
	Name:	John MacNamara
	Title:	Vice President

Commitment: $25,000,000 Pro Rata Share: 20%	WELLS FARGO FOOTHILL, LLC, as Collateral Agent and as a Lender

	By:	/s/ Brad Engel
	Name:	Brad Engel
	Title:	Assistant Vice President

Commitment: $33,000,000 Pro Rata Share: 26.4%	CONGRESS FINANCIAL CORPORATION (SOUTHWEST), as Syndication Agent and as a Lender

	By:	/s/ Joe T. Curdy
	Name:	Joe T. Curdy
	Title:	Vice President

Commitment: $33,000,000 Pro Rata Share: 26.4%	THE CIT GROUP/BUSINESS CREDIT, INC., as Documentation Agent and as a Lender

	By:	/s/ Thomas H. Hopkins
	Name:	Thomas H. Hopkins
	Title:	Vice President